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                                                              Exhibit (a)(2)(iv)

[MORGAN STANLEY LOGO]                                         1585 Broadway
                                                              New York, NY 10036

                               September 25, 2001



Board of Directors
Sensormatic Electronics Corporation
951 Yamato Road
Boca Raton, FL 33431


Members of the Board:

We understand that Sensormatic Electronics Corporation ("Sensormatic" or the "Company") and Tyco Acquisition Corp. XXIV (NV) ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, including a guarantee by Tyco International Ltd., the parent of Acquisition Sub ("Buyer"), dated as of August 3, 2001, as amended as of August 23, 2001 (such agreement, including such guarantee, the "Merger Agreement"), pursuant to which, among other things, on August 23, 2001, Acquisition Sub commenced an exchange offer (the "Exchange Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") in which each share of Common Stock would be exchanged for a fraction of a common share, par value $0.20 per share, of Buyer (the "Buyer Common Shares"), based on an exchange ratio to be determined pursuant to a certain formula and procedure set forth in the Merger Agreement. You have informed us that Buyer indicated to you that since the Average Share Price (as defined in the Merger Agreement) was less than $46.25, Acquisition Sub had the right to terminate the Merger Agreement unless the Company agreed that the exchange ratio to be applied in the Exchange Offer and the Merger (as defined below) shall be 0.5189 of a Buyer Common Share for each share of Common Stock and that following such indication and discussions between the parties, the Company agreed, subject to approval of the Company Board of Directors, that the exchange ratio shall be 0.5189 of a Buyer Common Share for each share of the Common Stock (the "Transaction Consideration"). The Merger Agreement also provides for the subsequent merger (the "Merger") of the Company with and into Acquisition Sub. Pursuant to the Merger, each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or Acquisition Sub or as to which dissenters' rights have been perfected will be converted into the right to receive the Transaction Consideration. The terms and conditions of the Exchange Offer and the Merger are more fully set forth in the Merger Agreement and the Registration Statement on Form S-4 filed by Buyer with the Securities and Exchange Commission (the "SEC") on August 23, 2001, as amended (the "Registration Statement").

You have asked for our opinion as to whether the Transaction Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

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For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company and Buyer;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) reviewed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company and Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Exchange Offer and the Merger, with senior executives of the Company and Buyer;

     (v) reviewed the pro forma impact of the Exchange Offer and the Merger on Buyer's earnings per share and consolidated capitalization;

     (vi) reviewed the reported prices and trading activity for the Common Stock and the Buyer Common Shares;

    (vii) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (viii) compared the financial performance of Buyer and the prices and trading activity of the Buyer Common Shares with that of certain other comparable publicly-traded companies and their securities;

     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (x) participated in discussions and negotiations among representatives of the Company and Buyer and their respective advisors;

     (xi) reviewed the Merger Agreement and certain related documents;

    (xii) reviewed the Registration Statement and the Tender Offer Statement on Schedule TO filed by Buyer and Acquisition Sub with the SEC on August 23, 2001, as amended;

   (xiii) reviewed the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company filed by the Company with the SEC on August
           23, 2001, as amended; and

    (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

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We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Exchange Offer and the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. As you know, we did not receive financial forecasts for Buyer, and have with your consent relied on the publicly available estimates of certain equity research analysts who report on Buyer. In addition, we have assumed that the Exchange Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Exchange Offer and the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not asked or authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the ordinary course of our trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or Buyer. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for the Company and Buyer.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the SEC. In addition, this opinion does not in any manner address the prices at which the Buyer Common Shares will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger or whether such shareholders should tender their shares of Common Stock in the Exchange Offer.

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Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transaction Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                               Very truly yours,

                                               MORGAN STANLEY & CO. INCORPORATED



                                               By: /S/ PAUL R. AARON
                                                   -----------------------------
                                                   Paul R. Aaron
                                                   Managing Director

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